Exhibit 99.1

F. William Hirt, Board Chairman
And Retired Chief Executive Officer Dies At 81

Erie, Pa. July 13, 2007 – F. William “Bill” Hirt, board chairman of the Erie Indemnity Company (NASDAQ: ERIE) and retired president and chief executive officer of Erie Insurance, passed away on July 13, 2007, at the age of 81. During his tenure as CEO (1976-1990), Erie Insurance grew 15 times in assets and nine times in premiums, making it larger than 99 percent of the 3,000 property/casualty insurance companies in the country. Mr. Hirt also founded Erie’s life insurance affiliate, Erie Family Life Insurance Company. With the exception of a three-year hiatus from 1990-93, he served as the Chairman of the Board of Directors of the Erie Indemnity Company from 1981 until his passing. A successor to Mr. Hirt will be elected shortly by the Erie Indemnity Company Board of Directors.

“The entire Erie organization is deeply saddened by the loss of Bill Hirt,” said Jeffrey A. Ludrof, president and CEO of Erie Insurance. “He meant a great deal to every individual who had the privilege to know him over the years. He will be sadly missed.” Mr. Ludrof said that Mr. Hirt personified Erie’s corporate values, particularly those of operating under the highest ethical standards and according to the Golden Rule.

Mr. Hirt had been associated with Erie Insurance literally all his life. Born in Erie on October 8, 1925, just six months after his father, H. O., opened the doors of the Erie Insurance Exchange, he began his formal employment at ERIE at age 12 and succeeded his father as president and CEO, a position he held until his retirement in 1990. During his distinguished career, he also served as corporate secretary, vice president, executive vice president, treasurer and chief financial officer.

A graduate of Academy High School, Mr. Hirt served in the Pacific as a Radar Officer during World War II. After being mustered out of the Navy in the summer of 1946, he graduated from Wittenberg with a bachelor’s degree in business in June 1947. He then attended the Wharton School of the University of Pennsylvania, earning a master’s degree in business administration in 1949. Upon graduation, Mr. Hirt returned to Erie Insurance, where he used his accounting and data processing skills to mechanize The ERIE’s accounting system and eventually its policy processing system.

During his professional career, Mr. Hirt was a longtime board member of the National Association of Independent Insurers. He also served on the governing boards of the Pennsylvania Insurance Guaranty Association, the Independent Manual Advisory Organization, the Pennsylvania Auto Insurance Plan and the Lake Erie Newcomen Society of the United States. Mr. Hirt also was committed to the local community. He served as board member and fund drive chairman of the United Way of Erie County as well as a board member of the Erie YMCA, Erie Salvation Army, Mercyhurst College, Gertrude A. Barber Center, the Erie Community Foundation and many other organizations. His community involvement also included service as a past chairman of Saint Vincent Health Center.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

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